Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of GGP Inc. (now known as Brookfield Property REIT Inc.) and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard) and effectiveness of GGP Inc.’s internal control over financial reporting dated February 22, 2018, appearing in the Annual Report on Form 10-K of GGP Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

August 28, 2018